EXHIBIT 99.2

WHP GLOBAL AND G-III APPAREL GROUP COMPLETE ACQUISITION OF MARC JACOBS

NEW YORK, NY — September 1, 2026 — WHP Global and G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced the closing of the acquisition of the Marc Jacobs brand from LVMH. Concurrently, WHP Global and G-III formed their previously announced joint venture (“JV”) to co-own the Marc Jacobs intellectual property and accelerate the global growth of one of fashion’s most influential brands. At closing, G-III also acquired the Marc Jacobs operating business and entered into a long-term license with the JV.

The new JV is co-owned by WHP Global and G-III, with each party owning a 50% equity stake. WHP Global leads the JV, including global brand licensing, while G-III owns and leads the operating business including wholesale, retail and e-commerce, and provides support services to the JV. Marc Jacobs will continue in his role as Founder and Creative Director, ensuring continuity of the brand’s creative vision, runway collections and fashion shows. Together, WHP Global, G-III and Marc Jacobs are focused on expanding the Marc Jacobs brand’s global reach and unlocking new opportunities across markets and product categories.

“Marc Jacobs is a defining name in fashion, with powerful cultural relevance and global growth potential,” said Yehuda Shmidman, Founder, Chairman and CEO of WHP Global. “We want to thank LVMH for its stewardship of this brand over nearly three decades and for being a trusted partner throughout this process. Together with G-III, we have created a powerful platform that combines best-in-class brand management with exceptional operating expertise.”

“This closing marks an exciting new chapter for Marc Jacobs, a brand with a distinctive creative legacy and global reach,” said Morris Goldfarb, Chairman and Chief Executive Officer of G-III Apparel Group. “G-III brings the scale and expertise to build and grow global brands, and we look forward to working with the Marc Jacobs team and WHP Global to protect what makes the brand special while supporting its continued growth worldwide.”

Advisors

Morgan Stanley & Co. LLC served as financial advisor to WHP Global and Gibson Dunn served as legal advisor. Morgan Stanley Senior Funding, Inc. provided debt financing to support the acquisition.

UBS served as financial advisor to G-III, and Paul, Weiss, Rifkind, Wharton & Garrison served as legal advisor.

Barack Ferrazzano served as legal advisor to LVMH.

ABOUT MARC JACOBS

Marc Jacobs created Marc Jacobs International with Robert Duffy in 1984, basing the brand on two very simple concepts: a love of fashion and a commitment to quality. Finding the perfect balance between tradition and innovation, highlighting Jacobs’ exuberant creativity, the brand has become a driving force in the industry. Part of a generation that’s conscious of the world around it, sensitive to humanitarianism and social entrepreneurship, Marc Jacobs has made its mark as rebellious, unpredictable, original, unique, and authentic all at the same time. Committed to the communities around them, Marc Jacobs International leads by example, supporting over 75 charities and organizations around the world.

ABOUT WHP GLOBAL

WHP Global (www.whp-global.com) is a leading brand management platform founded in 2019 to acquire and grow consumer brands. Its portfolio includes 16+ powerful brands across fashion, sports, and hardgoods, generating over $9.5 billion in annual retail sales across 80+ countries. Headquartered in New York with offices worldwide, WHP Global partners with more than 200 leading operators and drives strategic value through proprietary initiatives, including an internal A.I. Innovation Lab.

ABOUT G-III APPAREL GROUP, LTD.

G-III Apparel Group, Ltd. is a global fashion leader with expertise in design, sourcing, distribution, and marketing. The Company owns and licenses a portfolio of more than 30 preeminent brands, each differentiated by unique brand propositions, product categories, and consumer touchpoints. G-III owns ten iconic brands, including Marc Jacobs, DKNY, Donna Karan, Karl Lagerfeld, Sonia Rykiel, and Vilebrequin, and licenses over 20 of the most sought-after names in global fashion, including Calvin Klein, Tommy Hilfiger, Levi’s, Halston, Champion, Converse, Cole Haan, BCBG, French Connection, Starter, as well as major sports leagues such as the NFL, NBA, NHL and MLB, among others.

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are “forward-looking statements” as that term is defined under the federal securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, risks relating to the ability to realize the anticipated benefits of the acquisition of the Marc Jacobs business; risks relating to significant costs related to the acquisition; the expected financial and operating performance and future opportunities following the consummation of the acquisition; risks relating to the reliance on licensed product; reliance on foreign manufacturers; risk of doing business abroad; the current economic and credit environment risks; the nature of the apparel industry, including changing customer demand and tastes; risks of operating a retail business; customer concentration; seasonality; customer acceptance of new products; the impact of competitive products and pricing; dependence on existing management; and possible disruption from acquisitions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this press release.

Contacts

WHP Global

Jaime Cassavechia

jcassavechia@whp-global.com

646-701-7041

G-III Apparel Group

Nick Bacchus

SVP of Investor Relations and Treasurer

IR@g-iii.com

Lauren McClain

Corporate Communications

GIIICommunications@g-iii.com

LVMH

Analysts and investors: Rodolphe Ozun – +33 1 44 13 27 21

Media: Jean-Charles Tréhan – press@lvmh.com – +33 1 44 13 26 20